EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Date: August 14, 2026

TENCENT MOBILITY LIMITED

By:// Wang Sze Man

Name: Wang Sze Man

Title: Director

TENCENT HOLDINGS LIMITED

By: //Ma Huateng

Name: Ma Huateng

Title: Director